ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of January 23, 2025 by and among FutureTech II Acquisition Corp., a Delaware corporation ("FutureTech"), Yuantian Zhang, Ph.D. (the "Subscriber"), and FutureTech II Partners LLC or its designee at its sole discretion(the "Escrow Agent"). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Subscription Agreement (as defined below).

RECITALS

WHEREAS, on September 16, 2024, FutureTech, Longevity Biomedical, Inc. (the "Longevity"), LBI Merger Sub, Inc. ("Merger Sub"), and Bradford A. Zakes, solely in the capacity as seller representative, entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the "Business Combination Agreement"), pursuant to which the parties thereto intend to effect the following: (i) Longevity will consummate the Target Acquisitions (as defined in the Business Combination Agreement) upon the terms and subject to conditions set forth therein and pursuant to the Target Acquisition Agreements (as defined therein), and (ii) immediately following the consummation of the Target Acquisitions, Longevity will merge with and into Merger Sub (the "Merger") with Longevity as the surviving company of the Merger, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended) (collectively, the "Business Combination"). Following the Merger, Longevity will be a wholly-owned subsidiary of FutureTech. At the closing of the Business Combination (the "Closing"), FutureTech is expected to change its name to "Longevity Biomedical, Inc." and FutureTech's common stock is expected to list on the NASDAQ Stock Market ("Nasdaq") under the ticker symbol "LBIO."

WHEREAS, in connection with the Business Combination, FutureTech and the Subscriber entered into that certain subscription agreement, pursuant to which the Subscriber agreed to purchase shares of common stock, par value $0.0001 per share ("Common Stock"), of FutureTech (the "Subscription Agreement").

WHEREAS, pursuant to the Subscription Agreement, FutureTech and the Subscriber agreed to place 2,000,000 shares of Common Stock into escrow as described in the Subscription Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.A Appointment; Shares Placed in Escrow. FutureTech and Subscriber hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to the terms and conditions set forth herein. Contemporaneously with the execution and delivery of this Agreement, FutureTech shall cause 2,000,000 newly issued shares of Common Stock (subject to adjustment pursuant to the Subscription Agreement), registered in the name of FutureTech, to be deposited with the Escrow Agent and held in escrow in book-entry form under this Agreement as described on Schedule 1 hereto (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the "Escrow Shares") to be held, along with any other dividends, distributions or

other income on the Escrow Shares (together with the Escrow Shares, the "Escrow Property"), in a segregated escrow account (the "Escrow Account"). The Escrow Agent hereby acknowledges receipt of the Escrow Shares.

1.B Escrow Funds. The Escrow Shares being held in escrow pursuant to this Agreement, along with any other dividends, distributions, or other income on the Escrow Shares, if any, shall collectively constitute an escrow fund securing the adjustment rights of the parties identified in the Subscription Agreement (the "Escrow Fund").

1.C Voting of Escrow Shares. FutureTech shall be entitled to exercise all voting rights with respect to the Escrow Shares, and the Escrow Agent shall vote, or cause to be voted, such Escrow Shares as notified to the Escrow Agent by FutureTech. The Subscriber will not exercise any voting rights with respect to the Escrow Shares.

1.D Investments. If at any time cash is held in the Escrow Account as a result of the issuance of a dividend, distribution, or other income attributable to any of the Escrow Shares, unless otherwise instructed by the parties in accordance herewith, the Escrow Agent shall hold all such cash, if any, held in the Escrow Accounts in one or more demand deposit accounts to the extent applicable. While such cash is on deposit, the Escrow Agent can earn bank credits or other consideration.

1.E Interest. If at any time cash is held in the Escrow Accounts as a result of the issuance of a dividend, distribution, or other income attributable to any of the Escrow Shares, such cash shall be held in the Escrow Accounts uninvested.

1.F Dividends, Etc. FutureTech and Subscriber agree that any shares of Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving FutureTech) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Accounts as part of the Escrow Fund. In the event of any stock split, reverse stock split or combination of shares of Common Stock, payment of a stock dividend or other stock distribution in or on shares of Common Stock, or change of shares of Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, exchange, spin-off, recapitalization, reorganization or liquidation or other similar change in capitalization or event involving FutureTech, or otherwise (a "Subject Event"), the Escrow Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement, and any securities or other property received by the Escrow Agent in respect of any Subject Event shall be held by the Escrow Agent in the Escrow Accounts as part of the Escrow Fund.

1.G Trust Fund. The full value held in the Escrow Accounts shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of FutureTech or Subscriber. The Escrow Agent shall hold and safeguard the full value held in the Escrow Accounts until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2. Release of Escrow Fund.

2.A Escrow Release Date. The Escrow Property shall be held in the Escrow Account until the two-year anniversary of the Closing (the "Escrow Release Date"). On the Escrow Release Date, if and only if the closing price of the shares of Common Stock on Nasdaq on the day immediately prior to the Escrow Release Date is less than $7.50 per share, the Escrow Agent shall release a portion of the Escrow Property to the Subscriber such that the aggregate value of the all shares of Common Stock issued to the Subscriber at

and before the Closing *plus* the value of the portion of the Escrow Property released to the Subscriber is equal to $7,500,000; *provided, however*, the Escrow Agent shall not release any Escrow Property to the Subscriber until the Escrow Agent has received Joint Instructions from FutureTech and the Subscriber authorizing such release as described in Section 2.B. For the avoidance of doubt, if the aggregate value of the shares of Common Stock issued to the Subscriber at or before the Closing *plus* the aggregate value of the Escrow Property on the Escrow Release Date is less than $7,500,000, the Subscriber will be entitled to receive all of the Escrow Property but nothing more. For purposes of this Section 2.A, each share of Common Stock and each Escrow Share shall be valued at an amount equal to the closing price of the shares of Common Stock on Nasdaq on the day immediately prior to the Escrow Release Date.

2.B Joint Instructions or Escrow Court Order. In accordance with the Subscription Agreement, as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from FutureTech and Subscriber ("Joint Instructions") or (ii) written instruction from FutureTech or Subscriber attaching a final non-appealable award, judgment or court order in its favor, from a court of competent jurisdiction, awarding a number of Escrow Shares to the instructor (collectively, an "Escrow Court Order"), the Escrow Agent shall release or cause to be released a number of Escrow Shares and cash, if any, from the Escrow Fund in the amounts, to the Persons, and in the manner set forth in such Joint Instructions or Escrow Court Order. The Joint Instructions and any Escrow Court Order shall specify that such instructions pertain to the Escrow Fund, the number of Escrow Shares to be released, the person to whom the Escrow Shares are to be released, and such other information as the Escrow Agent shall require, and the Escrow Agent shall not deviate from the Joint Instructions or Escrow Court Order. Additionally, the Joint Instructions or Escrow Court Order may specify that the Escrow Agent shall release the Escrow Shares to one or more parties or in one or more installments.

2.C Distributions. Whenever a distribution of a number of Escrow Shares is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from FutureTech's stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers that have been Medallion Guaranteed, and any other information or documents requested by the stock transfer agent together with the specific transfer instructions, as appropriate. Any distributions to a party pursuant to the terms of this Agreement shall be made to the Exchange Agent for further distribution to such party.

Section 3. **Fees and Expenses.** The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 2. In accordance with Schedule 2, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All fees and reimbursements will be paid by FutureTech.

Section 4. Limitation of Escrow Agent's Liability.

4.A The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own fraud, gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Subscription Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone except to the extent such liability resulted from the fraud, gross negligence or willful

misconduct of the Escrow Agent. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.B FutureTech and Subscriber hereby agree to jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including reasonable and documented attorney fees) incurred without fraud, gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent's carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. **Termination.** This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Accounts in accordance with Section 2 (the date of such termination of this Agreement being referred to as the "Termination Date").

Section 6. **Successor Escrow Agent.** In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, FutureTech may appoint a successor Escrow Agent (acceptable to Subscriber, acting reasonably). If FutureTech fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent's written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from FutureTech and Subscriber as to the transfer of the Escrow Funds to a successor Escrow Agent.

Section 7. **Indemnity.**

7.A The Escrow Agent shall be indemnified and held harmless by from and against any expenses, including reasonable and documented counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the fraud, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in New York County, State of New York.

7.B The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

7.C The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action take or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

7.D This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

Section 8. Miscellaneous.

8.A Attorneys' Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable and documented costs and expenses incurred in such action or suit.

8.B Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to FutureTech to: FutureTech II Acquisition Corp. 128 Gail Drive New Rochelle, New York 10805 Attn: Ray Chen Telephone No.: (917) 459-8498 E-mail: abctop40@gmail.com	*with a copy (which will not constitute notice) to:* Moses & Singer LLP 405 Lexington Avenue New York, New York 10174 Attn: Ruth Jin Telephone No.: (212) 554-7819 E-mail: rjin@mosessinger.com
If to Longevity after the Closing, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attn: Bradford A. Zakes, President and CEO Telephone No.: (425) 748-7529 E-mail: bzakes@cerevast.com	*with a copy (which will not constitute notice) to:* Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001 Attn: Andrew M. Tucker, Esq. Telephone No.: (202) 689-2987 E-mail: andy.tucker@nelsonmullins.com
If to Subscriber: Yuantian Zhang, Ph.D. 30 Cecil Street Level #14-01 Prudential Tower Singapore 049712 Email: yt@sg-cn.sg	*If to FututeTech Partners LLC in its capacity as Escrow Agent*: c/o Moses & Singer LLP 405 Lexington Avenue New York, New York 10174 Attn: Ruth Jin E-mail: rjin@mosessinger.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.C Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.D Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.E Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York.

8.F Waiver of Jury Trial. FUTURETECH AND SUBSCRIBER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.G Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.H Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, FutureTech, and the Subscriber. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.I Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and

provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.J No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.K Entire Agreement. This Agreement and the Subscription Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

8.L Cooperation. FutureTech and the Susbscriber agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by FutureTech, the Subscriber, or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.M Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Schedules" are intended to refer to Sections of this Agreement and Schedules to this Agreement.

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In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

FUTURETECH:

FUTURETECH II ACQUISITION CORP.

By: Ray Chen
Name: Ray Chen
Title: Chief Executive Officer

ESCROW AGENT:

FutureTech II Partners LLC

Signed by:
By:
32037E241AEF4DE...
Name:
Title:

SUBSCRIBER:

YUANTIAN ZHANG, PH.D.

SCHEDULE 1

Escrow Shares:

Name: [__]

Address: [__]

EIN: [__]

Number of Shares Issued (to be held in escrow):

- 2,000,000 Shares of Common Stock, representing the Escrow Shares

Issue Date: Closing Date (as defined in the Subscription Agreement)

SCHEDULE 2

Escrow Agent Fees

Stock Acceptance Administration Fee	TBD
Review, execution, set up of the escrow and related required documents	
Stock Annual Administration Fee	TBD